Exhibit 10.2

DELUXE CORPORATION	NON-QUALIFIED STOCK OPTION AGREEMENT

	GRANT	# OF DELUXE CORP	OPTION PRICE
GRANTED TO	DATE	COMMON SHARES	PER SHARE
EXPIRATION DATE

1.	GRANT

Deluxe Corporation (“Deluxe”) hereby grants to you the right to purchase the above stated number of shares of its common stock, par value $1.00 per share, at the price stated above (the “Option”).

2.	DURATION AND EXERCISABILITY

You may not exercise any portion of this Option prior to one year from the date of grant set forth above (the “Grant Date”), and the Option expires seven years after the Grant Date (the “Expiration Date”). Commencing one year after the Grant Date you may exercise this Option in cumulative installments of 33-1/3 percent on and after the first, second, and third anniversaries of the Grant Date. This entire Option will vest earlier and become exercisable upon your Qualified Retirement, Disability, death, or termination without Cause. “Qualified Retirement,” “Disability,” and “Cause” are defined in the Addendum to this Agreement.

3.	RETIREMENT, DISABILITY, DEATH OR TERMINATION

Upon your Qualified Retirement from Deluxe or an Affiliate (collectively, the “Company”), you will have three years from the date of your retirement to exercise this Option. If you die while employed, the representative of your estate or your heirs will have one year from the date of your death to exercise this Option. If your employment terminates due to Disability, you will have one year from the date of your termination to exercise this Option. If your employment is terminated by the Company without Cause, you will have three months from the date of your termination to exercise this Option. If you resign or otherwise voluntarily terminate your employment with the Company, you will have three months from the date of your termination to exercise this Option, to the extent the Option had vested as of your termination date. In no case, however, may this Option be exercised after the Expiration Date. If your employment with the Company is terminated for Cause, the entire unexercised portion of this Option will be canceled as of your last date of employment.

4.	ACCELERATION OF EXERCISABILITY UPON CHANGE OF CONTROL
(a)	Notwithstanding any installment or delayed exercise provision contained in this Agreement that would result in this Option becoming exercisable in full or in part at a later date, if, in connection with any “Change of Control” (as defined in the Addendum), the acquiring Person, surviving or acquiring corporation or entity, or an affiliate of such corporation or entity, elects to continue this Option in effect and to replace the shares of common stock issuable upon exercise of this Option with other equity securities that are registered under the Securities Act of 1933 and are freely transferable under all applicable federal and state securities laws and regulations, this Option shall become exercisable in full if, within twelve months of the date of the Change of Control,
(i)	Your employment with the Company (or any successor company or affiliated entity with which you are then employed) is terminated by the Company or such other employer without Cause,

(ii)	Your employment with the Company (or any successor company or affiliated entity with which you are then employed) is terminated by you for “Good Reason” (as defined in the Addendum), or

(iii)	Any earlier date provided under this Agreement.
In the event of any such Change of Control, the number of replacement equity securities issuable upon exercise of this Option shall be determined by multiplying the exchange ratio used in connection with the Change of Control for determining the number of replacement equity securities issuable for the outstanding shares of Deluxe’s common stock, or if there is no such ratio, an exchange ratio established or accepted by the Continuing Directors (as defined in the Addendum), and the exercise price per share of replacement equity security shall be adjusted by such exchange ratio so as to preserve the same economic value in this Option as existed prior to the Change of Control. In the event of any such Change of Control, all references herein to the common stock shall thereafter be deemed to refer to the replacement equity securities issuable upon exercise of this Option, references to Deluxe shall thereafter be deemed to refer to the issuer of such replacement equity securities, and all other terms of this Option shall continue in effect except as and to the extent modified by this subparagraph.

(b)	If the Change of Control does not meet the continuation or replacement criteria specified in subparagraph (a) above, this Option shall become exercisable in full immediately upon the Change of Control.

NQSO 2009	Ver. 2/09

5.	FORFEITURE OF OPTION AND OPTION GAIN RESULTING FROM CERTAIN ACTIVITIES
(a)	If, at any time within 12 months after the date that you have exercised any portion of this Option, you engage in any Forfeiture Activity (as defined below) then (i) the Option shall immediately terminate effective as of the date any such activity first occurred, and (ii) any gain received by you pursuant to the exercise of the Option must be paid to Deluxe within 30 days of demand by Deluxe. For purposes hereof, the gain on any exercise of the Option shall be determined by multiplying the number of shares purchased pursuant to the Option times the excess of the closing price on the New York Stock Exchange of a share of Deluxe’s common stock on the date of exercise (without regard to any subsequent increase or decrease in the fair market value of such shares) over the exercise price.

(b)	As used herein, you shall be deemed to have engaged in a Forfeiture Activity if you (i) directly or indirectly, engage in any business activity on your own behalf or as a partner, stockholder, director, trustee, principal, agent, employee, consultant or otherwise of any person or entity which is in any respect in competition with or competitive with the Company or you solicit, entice or induce any employee or representative of the Company to engage in any such activity, (ii) directly or indirectly solicit, entice or induce (or assist any other person or entity in soliciting, enticing or inducing) any customer or potential customer (or agent, employee or consultant of any customer or potential customer) with whom you had contact in the course of your employment with the Company to deal with a competitor of the Company, (iii) fail to hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge and data, including customer lists and information, business plans and business strategy (“Confidential Data”) relating in any way to the business of the Company for so long as such Confidential Data remains confidential, or (iv) are terminated by the Company for Cause.

(c)	If any court of competent jurisdiction shall determine that the foregoing forfeiture provisions are invalid in any respect, the court so holding may limit such provisions in any manner which the court determines such that the provisions shall be enforceable against you.

(d)	By accepting this Agreement, you consent to a deduction from any amounts Company owes you from time to time (including amounts owed to you as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to you by Company), to the extent of the amounts you owe Company under the foregoing provisions. Whether or not Company elects to make any set-off in whole or in part, if Company does not recover by means of set-off the full amount you owe, calculated as set forth above, you agree to pay immediately the unpaid balance to Company.

(e)	You will be released from the forfeiture provisions of subparagraph (b)(i) in the event your employment with the Company has been involuntarily terminated without Cause due to a job elimination or other reduction in force. Otherwise, you may be released from the foregoing forfeiture provisions only if the Compensation Committee of the Deluxe Board (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of Company.
6.	TERMS AND CONDITIONS

This Option Agreement does not guarantee your continued employment or, subject to the provisions of any other written agreement between you and Deluxe or its Affiliates, alter the right of Deluxe or its Affiliates to terminate your employment at any time. You have no rights in the shares subject to this Option until such shares are received upon exercise of this Option. This Option is issued pursuant to the Deluxe Corporation 2008 Stock Incentive Plan (the “Plan”), and is subject to its terms. In the event of any conflict between the provisions of the Plan and this Option Agreement (which includes the Addendum to this Agreement), the provisions of the Plan shall prevail.
By your acceptance of this option award, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Option Agreement.

DELUXE CORPORATION
By

RETAIN THIS DOCUMENT FOR YOUR RECORDS

ADDENDUM TO
NON-QUALIFIED STOCK OPTION AGREEMENT
For the purposes hereof the terms used herein shall have the following meanings:
“Affiliate” shall mean a company controlled directly or indirectly by Deluxe, where “control” shall mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.
“Beneficial Owner” shall have the meaning defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
“Cause” shall mean (i) you have breached your obligations of confidentiality to Deluxe or any of its Affiliates; (ii) you have otherwise failed to perform your employment duties and do not cure such failure within thirty (30) days after receipt of written notice thereof; (iii) you commit an act, or omit to take action, in bad faith which results in material detriment to Deluxe or any of its Affiliates; (iv) you have had excessive absences unrelated to illness or vacation (“excessive” shall be defined in accordance with local employment customs); (v) you have committed fraud, misappropriation, embezzlement or other act of dishonesty in connection with Deluxe or any of its Affiliates or its or their businesses; (vi) you have been convicted or have pleaded guilty or nolo contendere to criminal misconduct constituting a felony or a gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the reputation or interest of Deluxe or its Affiliates; (vii) your use of narcotics, liquor or illicit drugs has had a detrimental effect on your performance of employment responsibilities; or you are in material default under any agreement between you and Deluxe or any of its Affiliates following any applicable notice and cure period.
“Change of Control” shall be deemed to have occurred on the date that the conditions set forth in any one of the following paragraphs shall have been satisfied:
(I)	The date on which any one person, or more than one person acting as a group, acquires ownership of stock of Deluxe that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Deluxe. If any one person, or more than one person acting as a group, is already considered to own more than 50% of the total fair market value or total voting power of the stock of the Deluxe, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control under this paragraph or paragraph (II). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which Deluxe acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph. This paragraph applies only when there is a transfer or issuance of stock of Deluxe and stock in Deluxe remains outstanding after the transaction.

(II)	The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Deluxe possessing 30% or more of the total voting power of the stock of such corporation. If any one person, or more than one person acting as a group, is already considered to own more than 30% of the total voting power of the stock of the Deluxe, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control under this paragraph.

(III)	The date a majority of members of Deluxe’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors before the date of the appointment or election.

(IV)	The date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Deluxe that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Deluxe immediately before such acquisition or acquisitions; provided that a Change in Control shall not result from a transfer of assets by Deluxe to (a) a shareholder of Deluxe (immediately prior to the transfer) in exchange for or with respect to Deluxe’s stock, (b) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Deluxe immediately following the transfer, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of Deluxe immediately following the transfer, or (d) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person or group of persons described in clause (c) For this purpose, gross fair market value means the value of the assets of Deluxe, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of determining whether a Change of Control has occurred, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Deluxe. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
“Disability” shall mean your permanent disability as defined by the provisions of the long term disability plan of Deluxe or any Affiliate by which you are employed at the time of such disability. In the event that any such Affiliate does not have a long term disability plan in effect at such time, you shall be deemed disabled for the purposes hereof if you would have qualified for long term disability payments under Deluxe’s long term disability plan had you then been an employee of Deluxe.
“Good Reason” shall mean (i) except with your written consent given in your discretion, (a) the assignment to you of any position and/or duties which represent or otherwise entail a material diminution in your position, authority, duties or responsibilities, or (b) any other action by the Company which results in a material diminution in your position (or positions) with the Company, excluding for this purposes an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you and excluding any diminution attributable solely to the fact that Deluxe is no longer a public company; (ii) any material reduction in your aggregate compensation and incentive opportunities, or any failure by the Company to comply with any other written agreement between you and the Company, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you; (iii) the Company’s requiring you to be based at any location more than 50 miles from your then current location; (iv) any purported termination by the Company of your employment which is not effected pursuant to a written notice of termination specifying the reasons for your termination and the manner by which such reasons constitute “Cause” (as defined herein); or (v) any request or requirement by the Company that you take any action or omit to take any action that is inconsistent with or in violation of the Company’s ethical guidelines and policies as the same existed within the 120-day period prior to the termination date or any professional ethical guidelines or principles that may be applicable to you.
“Person” shall have the meaning defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term shall not include (i) Deluxe or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Deluxe or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Deluxe in substantially the same proportions as their ownership of stock of Deluxe.
“Qualified Retirement” shall mean any termination of your employment that the Compensation Committee of Deluxe’s Board of Directors approves as a qualified retirement, provided (i) you have at least twenty years of service with Deluxe and/or its Affiliates (“Service Years”), and (ii) the sum of your age and Service Years equals or exceeds seventy-five.
Addendum